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Exhibit 99.1

News Release

CONTACT:	Jeffrey R. Kotkin
OFFICE:	(860) 665-5154

NU REPORTS SECOND QUARTER RESULTS AND

REAFFIRMS EARNINGS GUIDANCE

BERLIN, Connecticut, July 26, 2005—Northeast Utilities (NU-NYSE) continues to make significant progress toward the strategic direction announced in March 2005, Charles W. Shivery, NU chairman, president, and chief executive officer, said today.

Progress in the second quarter of 2005 included the continued deployment of significant capital into the company’s regulated transmission and distribution infrastructure, and the completion of several steps in the exit from the wholesale marketing and energy services businesses.  NU’s second quarter results reflect that progress, Shivery said, but were negatively impacted by the effect of increasing market prices on the wholesale electricity contracts the company is seeking to divest.

For the second quarter of 2005, NU announced a loss of $27.7 million or $0.21 per share, compared with earnings of $24.0 million, or $0.19 per share, in the second quarter of 2004.  For the first six months of 2005, NU lost $145.4 million, or $1.12 per share, compared with earnings of $91.4 million, or $0.71 per share, in the first half of 2004

NU’s competitive businesses lost $47.1 million in the second quarter of 2005, compared with earnings of $4.0 million in the second quarter of 2004.  In the first half of 2005, those businesses lost $214.5 million, compared with earnings of $22.8 million in the first half of 2004.  The lower 2005 results were due primarily to charges associated with NU’s previously announced decision to exit two of its four competitive energy business lines.  The after-tax charges totaled $41.2 million in the second quarter of 2005 and $150.2 million in the first quarter of 2005.  The second quarter charges primarily reflect increases in electricity prices in the forward markets over the next several years, which reduced the mark-to-market value of certain wholesale electric contracts that NU Enterprises, Inc. (NUEI), NU’s competitive energy holding company, is seeking to divest.  NUEI’s earnings are expected to be volatile until those contracts expire, are sold, or are restructured.

NU’s regulated utilities earned $22.1 million in the second quarter of 2005, compared with $27.1 million in the second quarter of 2004.  In the first half of 2005, NU’s regulated companies earned $75.6 million, compared with $80.5 million in the first half of 2004.  Lower regulated results reflect an after-

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tax charge of $4.4 million associated with a decision by Connecticut state regulators concerning refunds to streetlighting customers as well as the absence of certain positive adjustments that had been reflected in 2004 earnings.  Regulated electric sales were up approximately 1 percent in the second quarter of 2005, compared with the same period of 2004.  For the first six months of 2005, electric sales were essentially flat compared with 2004.

Shivery said NU continues to project 2005 earnings of between $1.22 per share and $1.30 per share at its regulated businesses and parent company expense this year of between $0.08 per share and $0.13 per share.  Because of the restructuring of its competitive businesses, NU is not providing 2005 guidance for those businesses.

The following table reconciles 2005 and 2004 second quarter and first half earnings.  Additional tables reconciling 2005 and 2004 results by business lines are included near the end of the news release.

		Second Quarter	First Half

2004	Reported EPS	$0.19	$0.71
	Investment write-downs in 2004	$0.02	$0.03
	Adjusted EPS in 2004	$0.21	$0.74
	Lower regulated results in 2005	($0.04)	($0.04)
	Lower competitive results in 2005, excluding charges	($0.08)	($0.26)
	Other	$0.02	$0.01
	Adjusted EPS in 2005	$0.11	$0.45
	Merchant energy restructuring and impairment charges in 2005	----	($0.04)
	Energy services businesses restructuring and impairment charges in 2005	($0.01)	($0.20)
	Wholesale mark-to-market charges in 2005	($0.31)	($1.33)
2005	Reported EPS	($0.21)	($1.12)

Competitive businesses

Shivery said NU’s competitive business performance includes two components, the costs associated with the two business lines it is exiting and the results of the two business lines NU is retaining.  As previously disclosed, retail energy marketing results were negatively impacted by a requirement to account for the sourcing of its customers’ electric requirements at current market prices for supply contracts signed in the past at lower prices.  This was necessitated by the fact that the source of those contracts, wholesale marketing, is being divested.  As a result, a first-quarter 2005 gain on those retail contracts of $59.9 million was recorded, but future quarterly retail marketing results will be negatively affected to a significant extent through 2007.  Retail unit margins and volumes, however,

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continue to meet expectations.  Also, competitive generating operating performance in 2005 has been strong.

Excluding other restructuring, impairment, and mark-to-market charges noted below, NUEI's retail marketing business and wholesale business, the latter of which continues to include generation and wholesale supply, lost $3.1 million for the second quarter 2005.  That figure includes the negative $6.3 million second quarter impact related to retail electricity sourcing.  Excluding the $6.3 million negative impact in the second quarter and the $59.9 million gain in the first quarter, NUEI’s retail energy marketing business earned $1.4 million in the second quarter of 2005 and $2.8 million in the first half of 2005, respectively.

Shivery said NUEI continues to make progress in divesting its wholesale power contracts.  Fifteen firms indicated interest in NUEI’s wholesale contracts and discussions are continuing with a short list of those firms.

NUEI also continues to work to complete the divestiture of its performance contracting, electrical, HVAC, telecommunications, and plumbing contracting businesses by the end of 2005.  A number of parties have expressed interest in those businesses, and NUEI is in the process of receiving and evaluating bids.  NUEI expects to divest these businesses by the end of 2005.

Regulated businesses

Shivery said he was pleased with the progress NU’s regulated utilities have made on their major infrastructure projects in the first six months of 2005.  These projects, representing a total capital investment of over $1.4 billion, continue to be on schedule.  The Connecticut Light and Power Company’s (CL&P) 21-mile, 345-kv transmission project between Bethel, Connecticut and Norwalk, Connecticut is under construction and is now approximately 30 percent complete.  The Middletown, Connecticut to Norwalk and Glenbrook Cables transmission projects have been approved and are under way.  Work began earlier this year on Yankee Gas Services Company’s (Yankee Gas) 1.2 billion cubic foot natural gas storage facility in Waterbury, Connecticut and the project is now about 20 percent complete.  Also, Public Service Company of New Hampshire (PSNH) is approximately 55 percent complete on its conversion of a 50-megawatt coal-fired generating unit at Schiller Station in Portsmouth, New Hampshire to burn wood chips.

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Financial results for each business line and regulated subsidiaries are as follows:

Three months ended:

(in millions)	June 30, 2005	June 30, 2004	Increase (Decrease)
CL&P	$11.1	$17.3	($6.2)
PSNH	$9.0	$6.0	$3.0
Western Massachusetts Electric Company (WMECO)	$2.4	$3.6	($1.2)
Yankee Gas	($0.4)	$0.2	($0.6)
Total—Utility Group	$22.1	$27.1	($5.0)
Merchant Energy—excluding gains/charges	($3.1)	$5.9	($9.0)
Mark-to-market charges on wholesale contracts	($39.8)	---	($39.8)
Restructuring and impairment charges related to Merchant Energy	($0.7)	---	($0.7)
Total—Merchant Energy	($43.6)	$5.9	($49.5)
Energy Services results and NUEI Parent	($2.8)	($1.9)	($0.9)
Restructuring and impairment charges related to Energy Services, NUEI Parent	($0.7)	---	($0.7)
Total—Services, NUEI Parent	($3.5)	($1.9)	($1.6)
Total—Competitive Businesses	($47.1)	$4.0	($51.1)
Investment write-downs	($0.5)	($2.4)	$1.9
NU Parent and other	($2.2)	($4.7)	$2.5
Reported Earnings	($27.7)	$24.0	($51.7)

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Six months ended:

(in millions)	June 30, 2005	June 30, 2004	Increase (Decrease)
CL&P	$36.2	$43.5	($7.3)
PSNH	$17.8	$17.8	---
WMECO	$7.1	$7.1	---
Yankee Gas	$14.5	$12.1	$2.4
Total—Utility Group	$75.6	$80.5	($4.9)
Merchant Energy—excluding gains/charges	($4.7)	$25.0	($29.7)
Mark-to-market charges on wholesale contracts	($172.4)	---	($172.4)
Restructuring and impairment charges related to Merchant Energy	($5.3)	---	($5.3)
Total—Merchant Energy	($182.4)	$25.0	($207.4)
Energy Services results and NUEI Parent	($6.0)	($2.2)	($3.8)
Restructuring and impairment charges related to Energy Services, NUEI Parent	($26.1)	---	($26.1)
Total—Services, NUEI Parent	($32.1)	($2.2)	($29.9)
Total—Competitive Businesses	($214.5)	$22.8	($237.3)
Investment write-downs	($0.5)	($3.9)	$3.4
NU Parent and other	($6.0)	($8.0)	$2.0
Reported Earnings	($145.4)	$91.4	($236.8)

NU has approximately 130 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, obtaining new contracts at anticipated volumes and margins, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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NOTE: NU will webcast an investor meeting Wednesday, July 27, 2005, at 3 p.m. Eastern Daylight Time. The call can be accessed through NU’s website at www.nu.com.